SECOND CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNI-PIXEL, INC.

Uni-Pixel, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”) and acting pursuant to Section 242 thereof, does hereby certify that:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 13, 2000, under the name NEV Acquisition Corp. and that a Certificate of Merger was filed with the Secretary of State of Delaware on June 18, 2001, which changed the name to Real-Estateforlease.com, Inc., and that an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on January 27, 2005, which changed the name to Uni-Pixel, Inc., and that a Certificate of Amendment was filed with the Secretary of State of Delaware on February 1, 2007, and that an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 22, 2010, and that a Certificate of Amendment was filed with the Secretary of State of Delaware on December 9, 2010 and that a Certificate of Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock was filed on January 18, 2017 pursuant to the DGCL.

SECOND: That section (a) of Article IV of the Amended and Restated Certificate of Incorporation, as amended, is hereby deleted in its entirety and replaced by the following:

“The Corporation shall be authorized to issue an aggregate of 160,000,000 shares of capital stock, of which 150,000,000 shares shall be Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares shall be Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

THIRD: That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That the foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 23rd day of May, 2017.

UNI-PIXEL, INC.

By:	/s/ Christine Russell
Name:	Christine Russell
Title:	Chief Financial Officer